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Exhibit 3.1

ARTICLES OF INCORPORATION

OF

WYNN RESORTS, LIMITED

        The undersigned, for the purpose of forming a corporation pursuant to and by virtue of Chapter 78 of the Nevada Revised Statutes, hereby adopts and executes the following Articles of Incorporation.

ARTICLE I
NAME

        The name of the corporation shall be "Wynn Resorts, Limited"

ARTICLE II
REGISTERED OFFICE

        The name of the initial resident agent and the street address of the initial registered office in the State of Nevada where process may be served upon the corporation is Marc H. Rubinstein, 3145 Las Vegas Boulevard South, Las Vegas, Nevada 89109. The corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III
CAPITAL STOCK

        Section 1.    Authorized Shares.    The aggregate number of shares which the corporation shall have authority to issue shall consist of two thousand (2,000) shares of common stock, par value $0.01.

        Section 2.    Assessment of Stock.    The capital stock of the corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No stockholder of the corporation is individually liable for the debts or liabilities of the corporation.

ARTICLE IV
DIRECTORS AND OFFICERS

        Section 1.    Number of Directors.    The members of the governing board of the corporation are styled as directors. The board of directors of the corporation shall be elected in such manner as shall be provided in the bylaws of the corporation. The initial board of directors shall consist of at least one (1) and not more than ten (10) individuals. The number of directors may be changed from time to time within this range in such manner as shall be provided in the bylaws of the corporation.

        Section 2.    Initial Directors.    The name and post office box or street address of the director constituting the initial board of directors is:

Name	Address
Stephen A. Wynn	3145 Las Vegas Boulevard South Las Vegas, Nevada 89109

        Section 3.    Payment of Expenses.    In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the corporation, must be paid, by the corporation or through insurance purchased and maintained by the corporation or through other financial arrangements made by the corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

        Section 4.    Limitation on Liability.    The liability of directors and officers of the corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes. If the Nevada Revised Statutes are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended from time to time.

ARTICLE V
REPEAL AND CONFLICTS

        Any repeal or modification of Section 3 or 4 of Article IV above approved by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the corporation existing as of the time of such repeal or modification. In the event of any conflict between Section 3 or 4 of Article IV and any other Article of the corporation's Articles of Incorporation, the terms and provisions of Sections 3 and/or 4 of Article IV shall control.

ARTICLE VI
COMBINATIONS WITH INTERESTED STOCKHOLDERS

        At such time, if any, as the Corporation becomes a "resident domestic corporation", as that term is defined in NRS 78.427, the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as may be amended from time to time, or any successor statute.

ARTICLE VII
INCORPORATOR

        The name and post office box or street address of the incorporator signing these Articles of Incorporation is:

Name	Address
Ellen Schulhofer, Esq.	300 S. Fourth Street, Ste. 1200 Las Vegas, Nevada 89101

        IN WITNESS WHEREOF, I have executed these Articles of Incorporation this 3rd day of June, 2002.

/s/ Ellen Schulhofer Ellen Schulhofer, Esq.

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT
BY RESIDENT AGENT
IN THE MATTER OF WYNN RESORTS, LIMITED

        1.    The undersigned, Marc H. Rubinstein, hereby certifies that on the 3rd day of June, 2002, he accepted the appointment as resident agent of the above-referenced corporation.

        2.    The registered office of the corporation in the State of Nevada is located at 3145 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

        IN WITNESS WHEREOF, I have hereunto set my hand this 3rd day of June, 2002.

RESIDENT AGENT,
By:	/s/ Marc. H. Rubinstein Marc H. Rubinstein, Esq.

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  Exhibit 3.1
ARTICLES OF INCORPORATION OF WYNN RESORTS, LIMITED
ARTICLE I NAME
ARTICLE II REGISTERED OFFICE
ARTICLE III CAPITAL STOCK
ARTICLE IV DIRECTORS AND OFFICERS
ARTICLE V REPEAL AND CONFLICTS
ARTICLE VI COMBINATIONS WITH INTERESTED STOCKHOLDERS
ARTICLE VII INCORPORATOR
CERTIFICATE OF ACCEPTANCE OF APPOINTMENT BY RESIDENT AGENT IN THE MATTER OF WYNN RESORTS, LIMITED